Exhibit 99.2

October 4, 2022

Dear Investor,

We are writing to let you know about the final special distribution from HGR Liquidating Trust (the “Trust”), formerly Hines Global REIT, Inc.

We are pleased to report that on or around October 20th, the Trust will make its final special distribution of approximately $0.03 per unit to unitholders of record as of October 18th (please allow 5 to 10 days for mailing). Shortly after the payment of this final distribution, we expect to complete the dissolution and winding down of the Trust.

After this special distribution is paid, we will have paid aggregate distributions of $15.14 per unit to holders who have been invested since the inception of Hines Global REIT, Inc. The following table provides more information with respect to distributions paid and payable to investors since inception:

Distributions per share/unit[1]	Description
$5.64	Regular operating distributions paid from inception through June 2018
$4.00	Special distributions paid in 2018 and 2019
$1.00	Special distribution paid in July 2020
$2.45	Special distribution paid in September 2020
$0.80	Special distribution paid in September 2021
$0.60	Special distribution payable in January 2022
$0.62	Special distribution payable in March 2022
$0.03	Special distribution payable in October 2022
$15.14

Based on current estimates, we do not expect the Trust to generate taxable income to investors for 2022. For the 2022 tax year, investors will receive a final 2022 Grantor Letter for HGR Liquidating Trust which is expected to be mailed early March 2023. As a reminder, for tax purposes, unitholders will be taxed based on their share of all income, gains, loss deductions and credits of the Trust.

We thank you for your investment and your selection of Hines as an investment partner.

Sincerely,
Jeffrey C. Hines
Chief Executive Officer and Trustee

1 The amount of regular operating distributions received by each investor depends on when the investment was made and will be lower for those who invested after inception. Special distributions include liquidating distributions and other special distributions that are deemed a return of invested capital and reduce the investors’ remaining investment in the Trust.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected timing and amount of the final special distribution and the completion of the winding up of the Company's operations. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the liquidation and dissolution. For a further list and description of risks and uncertainties, see the reports filed by the Trust with the SEC, including the Trust's Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement speaks only as of the date of this report. The Trust disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.